UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 14, 2006
Date of Report (Date of Earliest Event Reported)

RACINO ROYALE, INC.
(FORMERLY K-TRONIK INTERNATIONAL CORP.)
(Exact name of Registrant as Specified in its Charter)

144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Address of Principal Executive Offices)

Tel: (416) 216-8659
(Registrant's Telephone Number)

K-Tronik International Corp.
144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Former Name and Address)

Nevada	000-31369	88-0436364
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[               ] Written communications pursuant to Rule 425 under the Securities Act

[               ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[               ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[               ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01 OTHER EVENTS

Racino Royale, Inc. (“RR”) announces that the Saskatchewan Liquor and Gaming Authority (“SLGA”) has authorized the company’s request to operate eight weeks of harness racing at Big Valley Raceway in Craven, Saskatchewan. The race meet is scheduled to start on July 23, 2006, and will run every Sunday thereafter until September 10, 2006.

This is a pivotal step for RR and the horse industry in the province. Approval of these race dates fills an eight-week gap in the region’s racing season and provides the public and horsepeople with five consecutive months of harness racing. Currently, there is harness racing at Yorkton’s Exhibition Park, which started June 10, and Marquis Downs in Saskatoon, beginning in September and running until October.

RR announced last month that it had acquired the exclusive rights agreement for a racino development opportunity in Regina, Saskatchewan, with the Saskatchewan Standardbred Horsemen’s Association (“SSHA”). In short measure, the company has been taking steps to secure a foothold in the Saskatchewan racing industry with that goal in mind. However, this first step to revive racing in Craven is an indication of RR’s overall commitment to harness racing in the region.

The company is still awaiting approval from the Canadian Pari-Mutuel Agency, but does not foresee any problem and is taking all the necessary steps to make sure the Craven track and facilities are ready for Sunday, July 23.

This text contains forward-looking statements relating to future events and results that are based on RR’s current expectations. These statements involve risks and uncertainties including, without limitation, RR’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	News Release dated July 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACINO ROYALE, INC.
(Formerly K-Tronik International Corp.)
Dated: July 14, 2006
	By:	/s/ John G. Simmonds
John G. Simmonds, Chief Executive Officer